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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                                 Commission File Number  0-24302

                           NOTIFICATION OF LATE FILING

(Check One):
      [ ] Form 10-KSB [X] Form 11-K [ ] Form 20-F [ ] Form 10-QSB [ ] Form N-SAR

For Period Ended:                       December 31, 2001
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      [ ] Transition Report on Form 10-K     [ ] Transition Report on Form 10-Q
      [ ] Transition Report on Form 20-F     [ ] Transition Report on Form N-SAR
      [ ] Transition Report on Form 11-K

For the Transition Period Ended:
                                ------------------------------------------------

  Read attached instruction sheet before preparing form. Please print or type.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
                                                        ------------------------

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                         Part I. Registrant Information

Full name of registrant:                    Columbia Bancorp
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Former name if applicable:
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Address of principal executive office
(Street and number):                  10480 Little Patuxent Parkway
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City, State and Zip Code:                 Columbia, MD 21044
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                        Part II. Rule 12b-25 (b) and (c)

      If the subject report could not be filed without reasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]   (b)  The subject annual report, semi-annual report, transition report on
           Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[X]   (c)  The accountant's statement or other exhibit required by Rule
           12b-25(c) has been attached if applicable.

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                               Part III. Narrative

         State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

                 Records and other documentation necessary for completion of the financial statements for the report were not available in time to complete the Form 11-K of the Registrant for the period ending December 31, 2001. The Registrant will file such report on or before July 12, 2002.

                           Part IV. Other Information

        (1) Name and telephone number of person to contact in regard to this notification

     John A. Scaldara            (410) 418-8656
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         (Name)                    (Area code)                (Telephone number)

        (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                             [X] Yes      [ ] No

        (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                             [ ] Yes      [X] No

                                Columbia Bancorp
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                  (Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:           June 28, 2002               By: /s/ SIBYL MALATRAS
      ----------------------------------        --------------------------------
                                                Name:  Sibyl Malatras
                                                Title: Senior Vice President
                                                         and Treasurer

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                                INDEX TO EXHIBITS

EXHIBIT 99.A      Statement of KPMG LLP, dated June 26, 2002.
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